Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 26, 2019 with respect to the audited financial statements of CNS Pharmaceuticals, Inc. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from July 27, 2017 (inception) through December 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 21, 2019